MAJORITY VOTING POLICY

OF

ATNA RESOURCES LTD.
(the “Company”)

The Board of Directors believes that each director should have the confidence and support of the shareholders of the Company. To that end, the Board has unanimously adopted this majority voting policy, and future nominees for election to the Board will be required to confirm that they will abide by it.

Forms of proxy for the election of directors will permit a shareholder to vote in favour of, or to withhold from voting, separately for each director nominee. The Chairman of the Board will ensure that the number of shares voted in favour or withheld from voting for each director nominee is recorded at the meeting and is made public promptly after the meeting. If the vote was by a show of hands rather than by ballot, the Company will disclose the number of shares voted by proxy in favour or withheld for each director.

If a director nominee has more votes withheld than are voted in favour of him or her, the nominee will be considered by the Board not to have received the support of the shareholders, even though duly elected as a matter of corporate law. In such a case, the nominee will be required forthwith to submit his or her resignation to the Board, effective on acceptance by the Board.

The [nominating or corporate governance committee (or equivalent)] will consider the offer of resignation and make a recommendation to the Board. Except in special circumstances that would warrant the continued service of the director on the Board, the committee will be expected to recommend that the Board accept the resignation. The Board will make its decision and announce it in a press release within 90 days after the shareholder meeting at which the candidacy of the director was considered.

The director who tendered the resignation will not participate in the decision-making process, but may be counted for the purpose of determining whether the Board has quorum.

Subject to any corporate law restrictions, the Board may (i) leave a vacancy in the Board unfilled until the next annual general meeting, (ii) fill the vacancy by appointing a new director who, in the opinion of the Board, merits the confidence of the shareholders, or (iii) call a special meeting of shareholders to consider new Board nominee(s) to fill the vacant position(s).

This policy applies only to uncontested elections, meaning elections where the number of nominees for director is equal to the number of directors to be elected.

Approved by the Board: February 4, 2013

ADVANCE NOTICE POLICY

OF

ATNA RESOURCES LTD.
(the “Company”)

Introduction

The Company is committed to: (i) facilitating an orderly and efficient process for the nomination of directors at shareholder meetings; (ii) ensuring that all shareholders receive adequate notice of the director nominations and sufficient information with respect to all nominees; and (iii) allowing shareholders to register an informed vote, having been afforded reasonable time for deliberation.

The purpose of this Advance Notice Policy (the "Policy") is to provide shareholders, directors and management of the Company with a clear framework for nominating directors. This Policy fixes a deadline by which holders of record of common shares of the Company may submit director nominations to the Company prior to any shareholders’ meeting called for the election of directors and sets forth the information that the nominating shareholder must include in the written notice to the Company in order for any director nominee to be eligible for election at such meeting.

This policy will be subject to an annual review by the Board of Directors of the Company (the “Board”), which will update it to reflect changes required by securities regulatory authorities and applicable stock exchanges or as otherwise determined to be in the best interests of the Company and its shareholders.

Nominations of Directors

1.	Only persons who are nominated in accordance with the procedures of this Policy shall be eligible for election as directors of the Company. Nominations of persons for election to the Board may be made at any annual general meeting of shareholders, or at any special general meeting of shareholders if one of the purposes for which the special general meeting was called was the election of directors:

(a)	by or at the direction of the Board, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a requisition for a general meeting made in accordance with section 167 of the British Columbia Business Corporations Act (the “Act”) or pursuant to a "proposal" made in accordance with section 188 of the Act;

(c)	by any person (a "Nominating Shareholder"): (i) who, at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for in this Policy and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (ii) who complies with the notice procedures set forth in this Policy.

2.	In addition to any other requirements under applicable laws, for a valid nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof (the “Notice”) that is both timely (in accordance with paragraph 3 below) and in proper written form (in accordance with paragraph 4 below) to the Secretary of the Company at the head office of the Company.

3.	To be timely, a Nominating Shareholder’s Notice must be given:

(a)	in the case of an annual general meeting of shareholders, not fewer than 30 nor more than 65 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is fewer than 50 days after the date (the "Notice Date") on which the first public announcement of the date of the annual general meeting was made, Notice by the Nominating Shareholder may be given not later than the close of business on the 10th day following the Notice Date; and

(b)	in the case of a special general meeting (that is not also an annual meeting of shareholders) called in whole or in part for the purpose of electing directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special general meeting of shareholders was made.

The time periods for the giving of a Nominating Shareholder’s Notice set forth above shall in all cases be determined based on the original date of the applicable annual or special general meeting of shareholders, and in no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of such Notice.

4.	To be in proper written form, a Nominating Shareholder’s Notice must set forth:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of the person; (ii) the principal occupation or employment of the person; (iii) the citizenship of such person; (iv) the class and number of shares in the capital of the Company that are beneficially owned, or controlled, directly or indirectly, or owned of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such Notice; and (v) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with the solicitation of proxies for the election of directors pursuant to the Act and Applicable Securities Laws (as defined below); and

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(b)	as to the Nominating Shareholder giving the Notice, full particulars regarding any proxy, contract, agreement, arrangement or understanding pursuant to which such Nominating Shareholder has a right to vote or direct the voting of any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be disclosed in a dissident’s proxy circular in connection with the solicitation of proxies for the election of directors pursuant to the Act and Applicable Securities Laws.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder's understanding of the independence, or otherwise, of such proposed nominee.

5.	No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Policy; provided, however, that nothing in this Policy shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter that is properly before such meeting pursuant to the provisions of the Act or the discretion of the Chairman. The Chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Policy and, if any proposed nomination is not in compliance with such provisions, to declare that such nomination shall be disregarded.

6.	For purposes of this Policy:

(a)	"public announcement" means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com; and

(b)	"Applicable Securities Laws" means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission or similar regulatory authority of each province and territory of Canada.

7.	Notwithstanding any other provision of this Policy, Notice given to the Secretary of the Company pursuant to this Policy may only be given by personal delivery, facsimile transmission or by e-mail (at such e-mail address as may be stipulated from time to time by the Secretary of the Company for that purpose), and shall be deemed to have been given only at the time it is served by personal delivery to the Secretary at the address of the head office of the Company, e-mailed (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

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8.	Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this Policy.

9.	This Policy was approved and adopted by the Board on the date set out below (the “Effective Date”) and is and shall be effective and in full force and effect in accordance with its terms from and after such date. Notwithstanding the foregoing, if this Policy is not ratified by ordinary resolution of the shareholders of the Company present in person or voting by proxy at the next meeting of those shareholders validly held following the Effective Date, then this Policy shall terminate and be of no further force and effect following the conclusion of such meeting of shareholders.

10.	This Policy shall be interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in that province.

Effective Date and approval by the Board: February 4, 2013

Ratified by the Shareholders: ▼

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